Exhibit 99

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

For Immediate Release

Contact:	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS APPOINTS KATHLEEN E. KARELIS GENERAL COUNSEL

NEW YORK, NY, December 4, 2006 — L-3 Communications (NYSE: LLL) announced that Kathleen E. Karelis has been appointed Senior Vice President, General Counsel and Corporate Secretary effective today. Ms. Karelis, age 46, was most recently a Senior Partner with the law firm of Jenner & Block in Washington, D.C. She has represented L-3 and many other Government contractors in the full range of issues faced by the leaders in the defense and aerospace community.

‘‘Kathleen brings with her a tremendous amount of experience and expertise, and we are fortunate to have her join L-3,’’ said Michael T. Strianese, President and Chief Executive Officer and Chief Financial Officer of L-3. ‘‘Her extensive knowledge of the aerospace and defense industry and her broader background in the types of matters we face daily make her an excellent addition to our team. We look forward to her contributions going forward.’’

Christopher C. Cambria will continue with the Company in the position of Senior Vice President and Senior Counsel for Mergers and Acquisitions. ‘‘Chris has been very instrumental in L-3’s growth over the years and we expect he will continue to be a major contributor to our success in the future,’’ concluded Mr. Strianese.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The Company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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